Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
To the Participants and Administrative Committee of the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees
We consent to incorporation by reference in the Registration Statement No. 333-22803 on Form S-8 of Campbell Soup Company of our report dated June 27, 2005, relating to the statement of assets available for benefits of the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees as of December 31, 2004, the related statement of changes in assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2005 annual report on Form 11-K of Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees.

/s/ Siegfried & Schieffer, LLC

Wilmington, Delaware
June 27, 2006

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